Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Oconee Federal Savings and Loan Association

We consent to the use in this Registration Statement of Oconee Federal Financial Corp. (Proposed Holding Company) on Amendment No. 2 of Form S-1 filed with the Securities Exchange Commission and Amendment No. 2 of Form MHC-1/MHC-2 of Oconee Federal Savings and Loan Association filed with the Office of Thrift Supervision of our report dated September 8, 2010, related to the audits of the financial statements of Oconee Federal Savings and Loan Association at June 30, 2010 and 2009, and for each of the years in the two year period ended June 30, 2010, included herein and to the reference to our firm under the heading “Experts” and “Legal and Tax Matters” in this Registration Statement on Amendment No. 2 of Form S-1 and Amendment No. 2 of Form MHC-1/MHC-2.

/s/ Cherry, Bekaert & Holland, L.L.P.

Greenville, South Carolina

November 5, 2010